As filed with the Securities and Exchange Commission on November 5, 2021

Registration No. 333-  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WRAP TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0551945
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1817 W 4th Street

Tempe, Arizona 85281

(Address of Principal Executive Offices)

Amended 2017 Equity Compensation Plan

(Full title of the plan)

James A. Barnes

Chief Financial Officer, Secretary and Treasurer

Wrap Technologies, Inc.

1817 W 4th Street

Tempe, Arizona 85281

(800) 583-2652

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel W. Rumsey, Esq. Disclosure Law Group,
a Professional Corporation
655 West Broadway, Suite 870
San Diego, California 92101
Tel: (619) 272-7050
Fax: (619) 330-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share: to be issued under the Amended 2017 Equity Compensation Plan	1,500,000	$5.89	(3)	$8,835,000	$819.00
Total				$8,835,000	$819.00

(1)

This registration statement on Form S-8 (the “Registration Statement”) registers 1,500,000 additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Wrap Technologies, Inc. (the “Registrant”) available for future issuance under the Registrant’s Amended 2017 Equity Compensation Plan (the “Plan”). The Registrant previously registered an aggregate total of 6,000,000 shares of Common Stock issuable under the Plan on registration statements on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on May 22, 2018 (File No. 333-225102), June 24, 2019 (File No. 333-232314), and June 17, 2020 (File No. 333-239234).

In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 4, 2021.

EXPLANATORY NOTE

Wrap Technologies, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 1,500,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the Registrant’s Amended 2017 Equity Compensation Plan (the “Plan”). The Plan provides for the grant of stock options, shares of common stock, restricted stock awards, and restricted stock units (collectively, “Awards”). Awards may be granted to the Registrant’s employees, officers, directors and certain independent contractors. The Registrant previously registered shares available for issuance under the Plan on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2018 (Registration No. 333-225102), on a registration statement on Form S-8 filed with the SEC on June 24, 2019 (Registration No. 333-232314), and on a registration statement on Form S-8 filed with the SEC on June 17, 2020 (Registration No. 333-239234) (the “Prior Registration Statements”).

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements relating to the Plan, and all periodic reports filed by the Registrant after the Prior Registration Statements to maintain current information about the Registrant, are hereby incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

The following documents, which have been previously filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 4, 2021;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on April 29, 2021;

●	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the SEC on July 29, 2021;

●	The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the SEC on October 28, 2021.

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on March 9, 2021;

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on April 7, 2021;

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on April 23, 2021;

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on May 4, 2021;

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on May 14, 2021;

●	The Registrant's Current Report on Form 8-K, as filed with the SEC on June 21, 2021

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on June 23, 2021;

●	The Registrant’s Current Report on Form 8-K, as filed with the SEC on July 2, 2021; and

●

The description of the Registrant’s common stock set forth under the caption “Description of Our Securities” in the prospectus forming a part of the Registrant’s Registration Statement on Form S-1 (File No. 333-217340), originally filed with the SEC on April 17, 2017, as amended from time to time.

Until such time that a post-effective amendment to this Registration Statement has been filed which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities

Not applicable.

Item 5.          Interests of Named Experts and Counsel

Daniel W. Rumsey, the Managing Director of Disclosure Law Group, APC, securities and corporate counsel to the Registrant, is the beneficial owner of 25,000 shares of the Registrant’s Common Stock.

Item 6.          Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The Registrant’s Certificate of Incorporation provides that a director will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Registrant or its shareholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the Delaware General Corporation Law (the “DGCL”); or

●	for any transaction from which the director derived any improper personal benefit.

The Registrant’s Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL.

The Registrant’s Bylaws provide that it will indemnify its directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that the Registrant may limit the extent of such indemnification by individual contracts with its directors and executive officers; and provided, further, that the Registrant is not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless:

●	such indemnification is expressly required to be made by law;

●	the proceeding was authorized by the board of directors; or

●	such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL.

The Registrant’s Bylaws provide that the Registrant shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under Article V of the Registrant’s Bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the board of directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Registrant’s best interests.

The Registrant’s Bylaws also authorize it to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to its Bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its shareholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

The Registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

Item 7.          Exemption from Registration Claimed

Not applicable.

Item 8.          Exhibits

Exhibit No.	Description

5.1	Opinion and Consent of Disclosure Law Group, APC

10.1	Amendment No. 3 to the Wrap Technologies, Inc. 2017 Equity Compensation Plan

23.1	Consent of Rosenberg Rich Baker Berman, P.A.

23.2	Consent of Disclosure Law Group (included as part of Exhibit 5.1)

Item 9.          Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tempe, State of Arizona, on November 5, 2021.

Wrap Technologies, Inc.

By: /s/ Thomas P. Smith
Name: Thomas P. Smith
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Thomas P. Smith Thomas P. Smith	Chief Executive Officer (Principal Executive Officer)	November 5, 2021

/s/ James A. Barnes James A. Barnes	Chief Financial Officer, Secretary, and Treasurer (Principal Accounting Officer)	November 5, 2021

/s/ Patrick Kinsella Patrick Kinsella	Chairman of the Board	November 5, 2021

/s/ Scot Cohen Scot Cohen	Director	November 5, 2021

/s/ TJ Kennedy TJ Kennedy	Director	November 5, 2021

/s/ Jeffrey Kukowski Jeffrey Kukowski	Director	November 5, 2021

/s/ Michael Parris Michael Parris	Director	November 5, 2021

/s/ Kimberly Sentovich Kimberly Sentovich	Director	November 5, 2021

/s/ Kevin Sherman Kevin Sherman	Director	November 5, 2021

/s/ Wayne Walker Wayne Walker	Director	November 5, 2021